ESCROW AGREEMENT
                               ----------------


      THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of the 9th day of April, 1998, by and among THE UNION LABOR LIFE INSURANCE COMPANY, a Maryland corporation ("Investor"), JD AMERICAN WORKWEAR, INC., a Delaware corporation (the "Company") and MARINE MIDLAND BANK, N.A. (the "Escrow Agent"). For purposes of this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Securities Purchase Agreement (defined below) unless otherwise defined herein.


                                   RECITALS
                                   --------

      A. Concurrently with entering into this Agreement, Investor and the Company have entered into that certain Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") pursuant to which Investor is agreeing to purchase 2,500 shares of the Company's Series B Cumulative Convertible Preferred Stock, $.001 par value per share (the "Preferred Stock"), and a detached ten-year Stock Purchase Warrant (the "Warrant") to purchase 799,000 shares of the Common Stock.

      B. Pursuant to Section 7.4(b) of the Securities Purchase Agreement, the Company is obligated to, among other things, as soon as available, and in any event by May 29, 1998, deliver financial statements prepared on a consolidated basis (together with consolidating statements in support thereof) consisting of a balance sheet of the Company, as of the end of such fiscal year, together with statements of income, stockholders' equity and cash flow for such fiscal year, all in reasonable detail, and duly certified by an opinion unqualified as to scope of a firm of independent certified public accountants, which firm is one of the four or five largest national accounting firms (the "Financial Statements").

      C. Pursuant to Sections 3 and 6.1(m) of the Securities Purchase Agreement, the Company is obligated to deposit the Escrow Amount with the Escrow Agent to be held in escrow and either paid to Investor or returned to the Company depending upon whether the conditions specified in Section 7.20 of the Securities Purchase Agreement have been satisfied.

      D. The execution and delivery of this Agreement and deposit of the Escrow Amount with the Escrow Agent are conditions precedent to the obligations of Investor to consummate the transactions contemplated in the Securities Purchase Agreement.

      NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

      SECTION 1.01 Definitions. Unless otherwise expressly defined in this Agreement or the context otherwise requires, the capitalized terms appearing in this Agreement shall have the meanings ascribed to them in the Securities Purchase Agreement.


                                   ARTICLE II

                                    ESCROW
                                    ------

      SECTION 2.01 Escrow. The Company hereby delivers to the Escrow Agent the sum of One million five hundred eighty five thousand five hundred fifty-eight and 03/100 dollars ($1,585,558.03) (the "Escrow Amount"), the receipt of which the Escrow Agent hereby acknowledges. The Escrow Amount shall be deposited in an account established at the Escrow Agent for receipt of such amount (the "Escrow Account") and shall be held in such Escrow Account and distributed in accordance with the terms and provisions of this Agreement.

      SECTION 2.02 Investment of Escrow Amount. The Escrow Amount shall be held and invested or reinvested by the Escrow Agent at the written or oral request of the Company in any of the following securities:

            (a) obligations issued or guaranteed by the United States of America or any person controlled or supervised by and acting as an instrumentality of the United States pursuant to authority granted by Congress; and

            (b) certificates of deposit of banks or trust companies, including those of the Escrow Agent, organized under the laws of the United States of America.

      Such investments shall be made subject to any orders of the Company with respect thereto, provided that investments of monies in the Escrow Account shall in any event mature or be redeemable or be subject to liquidation by sale or otherwise at the option of the Escrow Agent at such time as may be necessary to make timely disbursements from said Escrow Account. Subject to any such orders with respect thereto, or in the absence of any orders from the Company, the Escrow Agent may from time to time sell such investments and reinvest the proceeds therefrom in other investments of the type described in this Section maturing or redeemable as aforesaid. Any such investments may be purchased from the Escrow Agent or any affiliate of the Escrow Agent. The Escrow Account shall be credited with all proceeds of sale and income from such investments (which income is herein called "Escrow Income").

      SECTION 2.03 Term of Escrow Account. Subject to claims against the Escrow Account as hereinafter provided, the term of the Escrow Account shall commence on the date hereof and terminate at 5:00 p.m. Eastern Time on June 30, 1998 (the "Expiration Date").

      SECTION 2.04  Claim Against Escrow Account.

            (a) If the Company has failed to deliver the Financial Statements to the Investor by May 29, 1998, the Investor shall give written notice to the Company and the Escrow Agent of such failure to deliver the Financial Statements. The Escrow Agent shall, without further instructions, immediately pay to investor, out of the Escrow Account, the Escrow Amount and to the Company, the Escrow Income.

            (b) If within thirty (30) days of Investor's receipt of the Financial Statements, Investor claims either (x) that the Financial Statements are not in conformity with the requirements of Section 7.4(b) of the Securities Purchase Agreement, or (y) in Investor's reasonable judgment the financial condition, results of operations and cash flows of the Company reflected in the Financial Statements are not in material conformity with the information previously furnished to Investor with respect to these financial matters (either a "Claim"), then Investor shall give written notice of the Claim (the "Claim Notice") to the Company and the Escrow Agent, stating in general terms the reason for its position; provided, however, that in no event shall Investor be entitled to make the claim against the Escrow Amount after the Expiration Date. If the Company objects to the Claim, it shall give written notice of such objection (the "Objection Notice") to the Investor and the Escrow Agent within ten (10) days after the date of receipt of the Claim Notice, and shall state in general terms the basis for such objection. If no Objection Notice is given to the Escrow Agent and Investor within such ten (10) day period, the Escrow Agent shall, without further instructions, promptly pay to the Investor, out of the Escrow Account, the Escrow Amount and to the Company the Escrow Income.

            (c) If the Company provides timely notice of objection to the Claim, Investor and the Company shall attempt to resolve the dispute and, if they are able to do so, shall give written notice to the Escrow Agent of the resolution of the dispute and the amount of the Escrow Amount, if any, to be paid to the Investor. Upon receipt of such notice, the Escrow Agent shall, without further instructions, pay to the Investor, out of the Escrow Account, such amount of the Escrow Amount set forth in the notice and to the Company the balance of the Escrow Amount, if any, and the Escrow Income.

            (d) If Investor and the Company are unable informally to resolve a disputed claim pursuant to Section 2.04(c) above within twenty (20) days after the date the Company's Objection Notice is given, the dispute shall be settled by arbitration in accordance with Section 2.05 hereof. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement, their respective affiliates, and there shall be no appeal therefrom other than as expressly set forth herein.

      SECTION 2.05  Arbitration.

            (a) Mandatory Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement which is not resolved by negotiation, shall be resolved by arbitration in accordance with the provisions of this Section 2.05. Except as otherwise expressly provided in this Agreement, neither the Company nor the Investor shall initiate or prosecute any lawsuit or administrative action in any way related to the Claim or the Company's objection thereto. The Company and the Investor agree that the validity of any provision of this Section 2.05 shall also be subject to arbitration.

            (b)   Arbitration Procedures.

                  (1) Sponsoring Organization and Location of Arbitration. The arbitration will be held in Washington, D.C. under the auspices of the American Arbitration Association ("AAA"). The Company and the Investor agree that except as provided in this Agreement, the arbitration shall be in accordance with the then-current arbitration procedures of the AAA. The arbitration shall be conducted by a panel of three arbitrators two of whom shall be retired judges or attorneys licensed to practice law in Washington, D.C. and one of whom shall be a practicing certified public accountant who is an audit partner at any of the five largest national accounting firms (other than Coopers & Lybrand) (the "Arbitrators").

                  (2) Selection of Arbitrators. The Arbitrators shall be selected as follows. The Company, on the one hand, and the Investor, on the other, shall select an arbitrator from a list of arbitrators provided by the AAA, and meeting the criteria set forth above. The two arbitrators so selected shall select a third arbitrator who also meets the above criteria. If the two named arbitrators are unable to agree upon the third arbitrator or fail to designate such arbitrator within thirty (30) days from the day the matter is submitted to arbitration, then, on application of either the Company or the Investor, the third arbitrator shall be designated by the AAA.

                  (3) Law Applicable. The Arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the State of New York. The Arbitrators are without jurisdiction to apply any different substantive law or different law of remedies. The Company and the Investor agree that the Arbitrators shall have the authority and power to render awards for equitable relief.

                  (4) Discovery and Procedure. The Company and the Investor each shall have the right to take the deposition of four individuals and any expert witness designated by the other party. The Company and the Investor each also shall have the right to make requests for production of documents to the other. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the arbitrator selected pursuant to this Agreement so orders, upon a showing of reasonable and substantial need. At least thirty (30) days before the arbitration, the Company and the Investor must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration. The Company and the Investor shall have the right to subpoena witnesses and documents for the arbitration. The Arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes and are authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrators deem necessary. The Arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either the Company or the Investor and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either the Company or the Investor at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings. Either the Company or the Investor upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrators.

                  (5)   Arbitration Award and Opinion. The decision of any two
(2) Arbitrators shall constitute a final decision and award hereunder. The Arbitrators shall render an award and opinion outlining in reasonable detail the findings of fact and conclusions of law upon which the award is based.

            (c) Rights to Reconsideration. Either the Company or the Investor shall have the right, within twenty (20) days of issuance of the Arbitrators' proposed opinion, to file with the Arbitrators a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond. The Arbitrators thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by this Agreement) shall then be final and conclusive upon the Company and the Investor. The costs of such a motion for reconsideration and written opinion of the Arbitrators shall be borne by the party prevailing on the motion, unless the Arbitrators order otherwise.

            (d) Finality of Arbitrators' Award. The Arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the Claim. The arbitration shall be final and binding upon the Company and the Investor.

            (e) Arbitration Fees and Costs. The Company and the Investor shall equally share the fees and costs of the Arbitrators. Each party to the arbitration will deposit funds or post other appropriate security for its share of the Arbitrators' fees and costs, in an amount and manner determined by the Arbitrators, ten (10) days before the first day of hearing.

            (f) Disbursement of Escrow Amount Upon Final Resolution. After the Arbitrators' rendering of an award and opinion and the explanation or resolution of any rights to reconsideration pursuant to the terms hereof, the Company or the Investor shall deliver to the Escrow Agent notice of the Arbitrators' award and opinion (together with a copy of such award and opinion). Upon receipt of such notice, the Escrow Agent shall, without further instructions, pay to the Investor, out of the Escrow Account, such amount of the Escrow Amount set forth in the notice and to the Company, the balance of the Escrow Amount, if any, and the Escrow Income.

      SECTION 2.06 No Limitation on Liability of the Company. Notwithstanding any provision to the contrary contained in this Agreement, Investor and the Company expressly acknowledge and agree that Investor's rights against the Company, and the obligations and liabilities of the Company to Investor, under the Securities Purchase Agreement are not, and shall not be, limited to claims against the Escrow Amount.

      SECTION 2.07  Escrow Agent.

            (a) The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only as specifically set forth in this Agreement and in written instructions received by it pursuant hereto. The Escrow Agent is hereby authorized to comply with any orders, judgments or decrees of any court and shall not be liable as a result of its compliance with the same.

            (b) As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in reliance on such opinions.

            (c) The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

            (d) The Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor and, upon final payment, a release of the Escrow Agent from any liability arising out of its execution or performance of this Agreement, such release to be in a form satisfactory to the Escrow Agent.

            (e) The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute between Investor and the Company (other than a dispute subject to the provisions of Section 2.04 of this Agreement) as to any material facts or as to the happening of any event precedent to such action.

            (f) The Company agrees to pay to the Escrow Agent, as compensation for its services hereunder, a fee equal to $2,000, plus reasonable out-of-pocket expenses.

      SECTION 2.08  Indemnity.

            (a) Investor and the Company agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the willful or reckless misconduct or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Agreement. Investor and the Company hereby agree that any obligations to indemnify the Escrow Agent arising under this Section 2.08 shall be shared equally between the Investor, on the one hand, and the Company on the other. Such agreement to indemnify shall survive the termination of this Agreement until extinguished by any applicable statute of limitations.

            (b) In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

      SECTION 2.09 Acknowledgment by the Escrow Agent. By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and it agrees to carry out the provisions of this Agreement on its part.

      SECTION 2.10  Resignation or Removal of Escrow Agent; Successors.

            (a) The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty
(30) days' prior written notice to the Escrow Agent by Investor and the Company. In either event, the duties of the Escrow Agent shall terminate thirty
(30) days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrow Account then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

            (b) If for any reason any successor bank or escrow company is unwilling to serve as successor Escrow Agent and if the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

            (c) Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Investor and the Company, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all securities held by it pursuant to this Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged and delivered by the predecessor.

            (d) Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Account, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement.

      SECTION 2.11 Acknowledgment by the Company. The Company acknowledges that in no event shall any resolution of the Claim or payment of any portion of the Escrow Amount to Investor require the return, revocation, or recission of any of the Preferred Stock or the Warrant.


                                  ARTICLE III

                                 MISCELLANEOUS
                                 -------------

      SECTION 3.01 Assignment; Successors and Assigns; Third Parties. Except as otherwise provided herein, no party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Investor and of the Company; provided, that, without such consent, Investor may collaterally assign its rights hereunder to any lending institutions providing financing for the transactions contemplated hereby, so long as Investor provides notice to the Stockholders of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

      SECTION 3.02 Entire Agreement. This Agreement contains the entire agreement (including representations, warranties and covenants) among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto.

      SECTION 3.03 Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver by such party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      SECTION 3.04 Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

      SECTION 3.05 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to the Escrow Agent:

            Marine Midland Bank, N.A.
            140 Broadway
            New York, New York 10005-1180

            Attention:  Anthony R. Bufinsky
                        Corporate Trust Administration
            Telecopier: (212) 658-6425

         if to the Company:

            Mr. David N. De Baene
            President and Chief Executive Officer
            JD American Workwear, Inc.
            46 Old Flat River Road
            Coventry, Rhode Island 02816
            Telecopier: (401) 397-6804

         with a copy to

            Gerard S. DiFiore, Esq.
            Reed Smith Shaw & McClay LLP
            One Riverfront Plaza
            Newark, NJ 07102-5400
            Telecopier: (973) 621-3199

         if to Investor to:

            Union Labor Life Insurance Company
            111 Massachusetts Avenue, N.W.
            Washington, D.C. 20001

            Attention:  Mr. Michael R. Steed, Senior Vice President
            Telecopier: (202) 682-7970

         with a copy to:

            Alan J. Barton, Esq.
            Paul, Hastings, Janofsky & Walker LLP
            555 South Flower Street - 23rd Floor
            Los Angeles, CA 90071
            Telecopier: (213) 627-0705

or to such other address or telecopier number as such party may specify for the purpose by notice to the other party or parties to this Agreement, as the case may be. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day).

      SECTION 3.06 Amendments. This Agreement may be modified or amended only by a written agreement signed by Investor and the Company (but not the Escrow Agent); provided, however, that any amendment to Article II hereof shall require the written consent of the Escrow Agent.

      SECTION 3.07 Expenses. Except as otherwise provided for herein or the Securities Purchase Agreement, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

      SECTION 3.08 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of New York.

      SECTION 3.09 Execution Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

      SECTION 3.10 Captions. The captions and headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

      SECTION 3.11 Gender. Words of the masculine gender include the feminine and the neuter, and when the context so requires, words of the neuter gender may refer to any gender.

      SECTION 3.12 Authorship. This Agreement shall not be construed for or against any party by reason of the authorship or claimed authorship of any provision of this Agreement or by reason of the status of the respective parties.

      SECTION 3.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same agreement.

      SECTION 3.14 Entire Agreement. This Agreement, the Securities Purchase Agreement and any agreement, document or instrument referred to herein or therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral.


                      [SIGNATURE PAGE TO ESCROW AGREEMENT]


      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.


                                     JD AMERICAN WORKWEAR, INC.


                                     By: /s/ DAVID N. DEBAENE
                                         David N. DeBaene, President and Chief
                                         Executive Officer



                                     THE UNION LABOR LIFE INSURANCE COMPANY


                                     By: /s/ HERBERT C. CANAPARY
                                     Name: Herbert C. Canapary
                                           Vice President--Investments



                                     MARINE MIDLAND BANK, N.A.


                                     By: /s/ ROBERT CONRAD
                                     Name: Robert Conrad
                                     Title: Vice President-Corporate Trust